Exhibit 5.1

[Kirkland & Ellis LLP Letterhead]

October 11, 2004

STATS ChipPAC Ltd.
ChipPAC, Inc.
10 Ang Mo Kio Street 65
#05-17/20 Techpoint
Singapore 569059

Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special legal counsel to ChipPAC, Inc., a Delaware corporation (the “Issuer”) and STATS ChipPAC Ltd. (formerly known as ST Assembly Test Services Ltd), a Singapore public company limited by shares (the “Parent”). Reference is made to (i) the Indenture (the “Indenture”), dated as of May 28, 2003, by and between the Issuer and U.S. Bank National Association, a national banking association (in such capacity, the “Trustee”) pursuant to which the Issuer issued its 2 1/2% Convertible Subordinated Notes due 2008 (the “Notes”), (ii) the First Supplemental Indenture, dated as of August 4, 2004, by and among the Issuer, the Parent and the Trustee and (iii) the Second Supplemental Indenture, dated as of the date hereof (the “Second Supplemental Indenture”), to be entered into by and among the Issuer, the Parent and the Trustee. The obligations of the Issuer under the Notes will be guaranteed by the Parent (the “Guarantee”). The Guaranty is to be issued pursuant to the Second Supplemental Indenture. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) Amended and Restated Certificate of Incorporation of ChipPAC, Inc., (ii) Amended and Restated Bylaws of ChipPAC, Inc. and (iii) minutes, dated as of October 11, 2004, of the Board of Directors of ChipPAC, Inc. with respect to the execution and delivery of the Second Supplemental Indenture.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the Parent and the due authorization, execution and delivery of all documents, including the Second Supplemental Indenture containing the Guarantee, by the Parent. As to any facts material to the

October 11, 2004

opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Parent and others.

     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the internal laws of the States of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that: (i) when the Second Supplemental Indenture has been executed and delivered by each of the Issuer, the Parent and the Trustee, the Guarantee contained therein will be validly issued and will be the legal and binding obligation of the Parent and (ii) the Notes have been validly issued by and are the legal and binding obligation of the Issuer.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement on Form F-3/Form S-3 to be filed with the Commission on October 13, 2004 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). We also consent to the reference to our firm under the heading “Leading Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or the General Corporation Law of the State of Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the execution and delivery of the Second Supplemental Indenture and the filing of the Registration Statement with the Commission.

Sincerely,
/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP